Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President and Chief Financial Officer 919-862-1000	Associate Vice President, Investor Relations and Corporate Communications 919-862-1000

FDA APPROVES XIFAXAN® 550 MG TABLETS FOR REDUCTION IN RISK OF OVERT HEPATIC ENCEPHALOPATHY (HE) RECURRENCE

XIFAXAN 550 mg Tablets Offer First Clinical Treatment Option in the United States for

Patients with Overt HE in More Than 30 Years

RALEIGH, NC March 24, 2010 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced the U.S. Food and Drug Administration (FDA) has granted marketing approval for XIFAXAN® (rifaximin) 550 mg tablets for reduction in risk of overt hepatic encephalopathy (HE) recurrence in patients 18 years of age or older. HE is a serious disorder caused by chronic liver failure, resulting in cognitive, psychiatric and motor impairments.i This approval was supported by findings from the largest randomized trial of maintenance therapy in HE conducted to date, which assessed the efficacy and safety of XIFAXAN 550 mg tablets and demonstrated a statistically significant and clinically meaningful reduction in the risk of overt HE recurrence.ii The labeling for XIFAXAN 550 mg tablets includes data on both the risk reduction of overt HE recurrence as well as risk reduction of HE-related hospitalization.

HE occurs frequently in patients with cirrhosis as a result of end-stage liver disease. Typically, cirrhosis is caused by a number of factors, such as alcohol and/or drug abuse, chronic viral hepatitis and autoimmune disease. Currently, there are more than 600,000 cases of cirrhosis in the United States. Cirrhosis is the third most common cause of death, after heart disease and cancer, in people 45-65 years of age in the United States. An estimated 25,000 people die of cirrhosis each year in the United States. The number of cases of liver disease worldwide is rapidly increasing, with the prevalence of chronic liver disease in the United States estimated to be between six and seven million cases.iii,iv There are reported to be approximately 200,000 patients in the United States who suffer from episodic overt HE. v,vi,vii

“HE is a growing health issue among adults suffering from liver disease in the U.S. The imminent availability of XIFAXAN 550 mg tablets signals an important advancement for overt HE patients, their caregivers and the health care community supporting these patients,” said Bill Forbes, Pharm.D., Executive Vice President of Research and Development and Chief Development Officer, Salix Pharmaceuticals. “An episode of overt HE can result in a patient losing cognitive function or even death. These symptoms, in a number of incidences, necessitate a clinic or emergency room visit or hospital admission. We are pleased to bring XIFAXAN 550 mg tablets to market and believe the utilization of this treatment should serve to reduce the recurrence of overt HE as well as the number of hospitalizations associated with this serious condition.”

Salix anticipates XIFAXAN 550 mg tablets to be available for physicians and patients by the end of May 2010. In preparation for the launch, the Company is targeting to begin shipping product to wholesalers in early May and to complete the training of its 160-member sales force during the week of May 17.

XIFAXAN has been granted Orphan Drug designation by the FDA for use in hepatic encephalopathy. With XIFAXAN 550 mg tablets now approved by the FDA, Salix believes this designation should provide seven years of marketing exclusivity in the United States.

FDA approval of XIFAXAN 550 mg tablets was based on a 299 subject, double-blind, placebo-controlled, multinational, Phase 3 clinical trial, the largest randomized trial of maintenance therapy in HE conducted to date. Trial results demonstrated a statistically significant and clinically meaningful reduction in the risk of overt HE recurrence.viii The primary endpoint – the risk of experiencing a breakthrough overt HE episode – was reduced by 58 percent in XIFAXAN 550 mg-treated subjects compared with placebo (p<0.0001). The key secondary endpoint – risk of experiencing HE-related hospitalization – was reduced by 50 percent in XIFAXAN 550 mg-treated subjects compared with placebo (p=0.0129).

XIFAXAN® (rifaximin) 550 mg tablets

Important Safety Information

XIFAXAN 550 mg is indicated for reduction in risk of overt hepatic encephalopathy (HE) recurrence in patients > 18 years of age. In the trials of XIFAXAN for HE, 91% of the patients were using lactulose concomitantly. XIFAXAN has not been studied in patients with MELD scores > 25, and only 8.6% of patients in the controlled trial had MELD scores over 19. There is increased systemic exposure in patients with more severe hepatic dysfunction. Therefore, caution should be exercised when administering XIFAXAN to patients with severe hepatic impairment (Child-Pugh C).

XIFAXAN is contraindicated in patients with a hypersensitivity to rifaximin, any of the rifamycin antimicrobial agents, or any of the components in XIFAXAN. Hypersensitivity reactions have included exfoliative dermatitis, angioneurotic edema, and anaphylaxis.

Clostridium difficile-associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents, including XIFAXAN, and may range in severity from mild diarrhea to fatal colitis. Treatment with antibacterial agents alters the normal flora of the colon which may lead to overgrowth of C. difficile. If CDAD is suspected or confirmed, ongoing antibiotic use not directed against C. difficile may need to be discontinued.

The most common adverse reactions occurring in >8% of patients in the clinical study were edema peripheral (15%), nausea (14%), dizziness (13%), fatigue (12%), ascites (11%), muscle spasms (9%), pruritus (9%), and abdominal pain (9%).

About XIFAXAN® (rifaximin)

Rifaximin is a gut-selective antibiotic with negligible systemic absorption and broad-spectrum activity in vitro against both gram-positive and gram-negative pathogens. Rifaximin has a similar tolerability profile to that of placebo.

Rifaximin tablets 200 mg, which Salix markets in the United States under the trade name XIFAXAN® (rifaximin) tablets 200 mg, currently is approved for the treatment of patients, 12 years of age or older, with travelers’ diarrhea (TD) caused by non–invasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24–48 hours, and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well-tolerated. The most common side effects (vs. placebo) were flatulence 11.3 percent (versus 19.7 percent), headache 9.7 percent (versus 9.2 percent), abdominal pain 7.2 percent (versus 10.1 percent) and rectal tenesmus 7.2 percent (versus 8.8 percent).

Rifaximin has been used in Italy for 24 years and is approved in 33 countries. Salix acquired rights to market rifaximin in North America from Alfa Wassermann S.p.A. in Bologna, Italy. Alfa Wassermann markets rifaximin in Italy under the trade name Normix®.

About Hepatic Encephalopathy

Hepatic encephalopathy (HE) is a disorder caused by chronic liver failure resulting in cognitive, psychiatric and motor impairments. The condition encompasses a wide spectrum of often reversible neuropsychiatric abnormalities caused by the inability of the liver to remove toxic products in the gut from most notably ammonia-producing bacteria. When toxins reach the central nervous system, this condition can result in symptoms ranging in severity from mild cerebral function deficits to coma. The disorder is characterized by disruption in sleep patterns, changes in personality and intellectual capacity, high blood ammonia levels, altered neuromuscular activity and electroencephalogram (EEG) abnormalities.

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, NC, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete with any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix also markets MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g., METOZOLVTM ODT (metoclopramide HCl), PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam and rifaximin for additional indications are under development.

For full prescribing information and important safety information, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV ODT, on Salix products, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information, or contact the Company at 919 862-1000.

For more information, please visit our Web site at www.salix.com or contact the Company at 919-862-1000. Information on our Web site is not incorporated into our SEC filings.

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Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: market acceptance for approved products; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our need to return to profitability; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

[i]

National Institute on Alcoholism and Alcohol Abuse of the National Institutes of Health. Hepatic Encephalopathy. September 29, 2004. Available at: http://pubs.niaaa.nih.gov/publications/arh27-3/240-246.htm.

ii

Barbaro. In: Hepatology: Flumazenil for Hepatic Encephalopathy Grade III and IVa in Patients With Cirrhosis: An Italian Multicenter Double-Blind, Placebo-Controlled, Cross-Over Study 1998: 374-378. AASLD publication Vol. 28, No. 2.

iii

National Digestive Diseases Information Clearing House. Chronic Hepatitis C: Current Disease and Management. Available at http://digestive.niddk.nih.gov/ddiseases/pubs/chronichepc/index.htm. Accessed: October 2, 2009.

iv	American Liver Foundation. Hepatitis B. Available at http://www.liverfoundation.org/education/info/hepatitisb/. Accessed: October 2, 2009.
[v]	Dufour. In: Everhart, ed. Digestive Diseases in the United States: Epidemiology and Impact. 1994: 613-646. NIH publication No. 94-1447.
vi	Guevara et al. Am J Gastroenterol. 2009;104:1382-1389.
vii	eMedicine Health. Cirrhosis. Available at http://www.emedicinehealth.com/cirrhosis/article_em.htm. Accessed: March 22, 2010.
viii

Barbaro. In: Hepatology: Flumazenil for Hepatic Encephalopathy Grade III and IVa in Patients With Cirrhosis: An Italian Multicenter Double-Blind, Placebo-Controlled, Cross-Over Study 1998: 374-378. AASLD publication Vol. 28, No. 2.